UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Vermillion, Inc.

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Dear Fellow Stockholders:

We have previously sent you proxy material relating to Vermillion’s 2011 annual meeting of stockholders. Your vote is extremely important. Please sign, date and return the enclosed proxy card. We urge you to vote FOR the election of James S. Burns, Peter S. Roddy and Carl Severinghaus as directors of our Company, FOR the approval of the compensation of our Named Executive Officers, FOR a frequency of EVERY THREE YEARS for future advisory votes on the compensation of our Named Executive Officers and FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Three of our directors are up for election. We believe they are uniquely qualified and bring vast industry experience.

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James S. Burns is currently Chief Executive Officer and director of AssureRx, Health, Inc., a personalized medicine company which specializes in pharmacogenetics for neuropsychiatric disorders. He also serves on the Boards of Symmetry Medical Inc., International BioResources Group and the American Type Culture Collection. His extensive knowledge of the diagnostics industry, along with current and prior management experience make Mr. Burns valuable to the Board in several areas including industry networking, public company operations, and overall corporate strategy.

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Peter S. Roddy is currently Vice President and Chief Financial Officer of Pain Therapeutics, Inc. He also serves as our Audit Committee Chairman. Mr. Roddy brings significant life science industry experience and accounting/financial skills, which highlight his importance to the Board in areas of regulatory, public company operations and finance related initiatives.

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Carl Severinghaus is currently Vice President, Head of Global Sales OEM Components of Tecan Group. His tenure with Tecan has spanned over 20 years. He has served in a variety of Executive Management roles domestically and internationally. Currently, he serves as our Compensation Committee Chairman and a member of our Audit Committee and Nominating & Governance Committee. Mr. Severinghaus has demonstrated executive level management and commercial operations skills, with a focus in sales and marketing. These skill sets and experiences are a great asset to Vermillion as we enter the next phase of market development for OVA1 and begin to plan for the emergence of our PAD program.

Each of these directors offer critical elements needed to help Vermillion in the emerging growth stage of its life cycle.

We are committed to our shareholders and continually seek ways to strengthen our corporate governance. We believe that these two actions are examples of this commitment.

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Board of Directors.    We recently announced a strong addition to our Board of Directors, Bruce Huebner. Mr. Huebner currently serves as Managing Director at LynxCom Partners, LLC – a Healthcare Consulting Firm with a focus on cancer diagnostics and personalized medicine. Mr. Huebner has over 35 years of experience in the diagnostic industry, and has been a key member of upper management in a number of clinical diagnostic companies including Hybritech, Inc., Gen-Probe, Inc., Nanogen, Inc. and Osmetech Molecular Diagnostics. Mr. Huebner also currently serves on two Boards. His vast experience in the healthcare and molecular diagnostics segments will add a critical set of skills and experiences to our Board’s composition. Not only will Mr. Huebner be an important addition to our Board of Directors, but he will lead a special committee appointed by the Board to evaluate our current sales strategy and develop new initiatives to help accelerate our growth.

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Annual Meeting.    Like most public companies, we have historically required advance notice for shareholders to raise matters at the annual meeting of shareholders. Given some of the assertions made by certain shareholders, the Nominating and Governance Committee of the Board undertook a review of our Bylaws, rights plan and Certificate of Incorporation and a comparison of similar provisions applicable to comparable companies. Based on the recommendation of the Governance Committee, the Board chose to amend the Bylaws to reduce the advance notice period required for the annual meeting to 90 days prior to the estimated meeting date. We believe this balances the importance of allowing certain shareholders the ability to raise matters at the annual shareholder meeting with the importance of giving notice to all shareholders and the Board in advance of the meeting to allow for deliberate consideration of proposals.

Your Board Unanimously Believes That the Continued Implementation of Our

Strategic Plan Offers the Greatest Value for ALL Vermillion stockholders

As a provider of novel, high-value diagnostics test, Vermillion is in a unique position to transform healthcare by providing physicians and patients with new options to better inform treatment decisions. Our lead product, OVA1® is the first and only FDA-cleared blood test to aid in the pre-surgical evaluation of an ovarian mass for the likelihood of cancer. This important test has the potential to improve outcomes from ovarian cancer by triaging women with cancer to receiving optimal care earlier than has been possible before.

OVA1 was launched in March, 2010 and has seen increased quarterly growth in sales. However, we recognize the need to accelerate that growth, which we believe will be enabled by publications and expanding payer coverage.

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Peer-reviewed publication.    A study published online ahead of print in the June 2011 edition of Obstetrics & Gynecology demonstrated that American College of Obstetrics and Gynecology (ACOG) guidelines for determining the likelihood that an ovarian mass is cancerous prior to surgery would accurately identify more women with ovarian cancer if the OVA1 blood test were used in place of the currently recommended CA 125 blood test. This manuscript will be used not only as an important sales aid but also as evidence provided to payers to increase coverage of OVA1.

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Reimbursement.    We have continually expanded payer coverage for OVA1such that total coverage for OVA1 is now approximately 80 million lives. Along with Medicare and some regional plans, 17 independent Blue Cross Blue Shield plans, representing approximately 33.5 million lives, are covering OVA1. We continue to work with payers to increase coverage for OVA1.

While OVA1 is the driver of our near-term growth, we continue to invest and make progress in expanding our portfolio of diagnostic tests, with VASCLIR™, our test for peripheral artery disease (PAD), as a lead candidate. Recent milestones we have achieved for this product include:

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Intellectual property.    We have been issued one patent from the United States Patent and Trademark Office (USPTO) (patent # 7,867,719; Beta-2 microglobulin as a biomarker for peripheral artery disease) for PAD biomarkers and more recently received a notice of allowance for a patent entitled “Panel of Biomarkers for Peripheral Artery Disease.” The expanding patent portfolio not just for peripheral artery disease but also for our other diagnostic programs plays a key role in creating shareholder value and protecting our diagnostic assets.

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Intended use study.    We have enrolled more than half of our target sample size in the intended use study for VASLCIR and remain on-track to have top-line data during the third quarter. Based on these data, we will make strategic and tactical decisions directed at commercializing VASCLIR.

We will drive shareholder value by executing on these initiatives, and will continue to communicate to the investment community our strategic vision and our progress in achieving that vision.

The Vermillion Board unanimously believes that continued execution of your Company’s strategic plan offers the greatest value for ALL Vermillion stockholders and urges you to vote FOR the election of James S. Burns, Peter S. Roddy and Carl Severinghaus as directors of our Company, FOR the approval of the compensation of our Named Executive Officers, FOR a frequency of EVERY THREE YEARS for future advisory votes on the compensation of our Named Executive Officers and FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

If you have any questions or need assistance in voting your proxy, please feel free to call our proxy solicitor, D.F. King & Co., Inc., (800) 549-6650 (toll-free).

Thank you for your continued support.

Sincerely,

Board of Directors
Vermillion, Inc.